Exhibit 99.1

HOVNANIAN ENTERPRISES, INC.	News Release

Contact:	Kevin C. Hake	Jeffrey T. O’Keefe
	Senior Vice President and Treasurer	Director of Investor Relations
	732-747-7800	732-747-7800

HOVNANIAN ENTERPRISES PROVIDES UPDATED EPS GUIDANCE FOR THE THIRD QUARTER AND THE FULL YEAR

RED BANK, NJ, August 4, 2006 — Hovnanian Enterprises, Inc. (NYSE: HOV) announced today it expects earnings for the third quarter which ended on July 31st to be in the range of $1.10 to $1.20 per fully diluted common share, compared with the Company’s previous guidance of $1.40 to $1.50 per share

The Company now anticipates that fully diluted earnings for fiscal 2006 will be in the range of $5.00 to $5.75 per common share, compared with the Company’s previous guidance of $7.20 to $7.40 per share.  The Company expects to deliver between 19,600 and 20,500 homes in fiscal 2006, including 2,000 to 2,300 homes in unconsolidated joint ventures.  The Company is providing updated 2006 earnings guidance in advance of finalizing and releasing third quarter earnings, which is scheduled for the first week of September.  Going forward, the Company plans to maintain its established practice of providing updates to its earnings projections four times each year in conjunction with regular quarterly earnings releases.

“Predicting short-term financial performance in today’s homebuilding market has become increasingly challenging,” commented Ara Hovnanian, President and Chief Executive Officer of Hovnanian Enterprises, Inc.  “Our anticipated financial results for the remainder of 2006 continue to be negatively impacted by a slower sales pace,  high cancellation rates on contracts in backlog that were projected to close this year, and more pronounced use of concessions and incentives, particularly on the resale of those homes which have experienced contract cancellations,” Mr. Hovnanian said.

“We are also renegotiating a significant number of our land option contracts, and we are likely to incur walk-away costs in conjunction with some of these situations.  Although a certain amount of such costs are factored into our guidance for the fourth quarter, we cannot quantify the exact amount or reserve for them until each contract renegotiation is finalized, thus creating an additional variable in our forecasts.  In addition, our full year earnings guidance includes projected after-tax land sale profits of approximately $12 million in our fourth quarter, which is slightly lower than the guidance we’ve given previously.  These profits result from a few sales of parcels that have been under contract for some time and are expected to close in the fourth quarter.  However, any event which might cause these sales to slip into next year would negatively impact our 2006 results,” Mr. Hovnanian concluded.

An updated summary projection for the fiscal year ending October 31, 2006 will be available today on the “Company Projections” section of the “Investor Relations” section of the Company’s website at http://www.khov.com.  Additional information on Hovnanian Enterprises, Inc., including a summary investment profile and the Company’s 2005 annual report, can also be accessed through the “Investor Relations” section of Hovnanian Enterprises’ website at http://www.khov.com. To be added to

Hovnanian’s investor e-mail or fax lists, please send an e-mail to IR@khov.com or sign up at http://www.khov.com.

About Hovnanian Enterprises

Hovnanian Enterprises, Inc., founded in 1959 by Kevork S. Hovnanian, Chairman, is headquartered in Red Bank, New Jersey.  The Company is one of the nation’s largest homebuilders with operations in Arizona, California, Delaware, Florida, Georgia, Illinois, Maryland, Michigan, Minnesota, New Jersey, New York, North Carolina, Ohio, Pennsylvania, South Carolina, Texas, Virginia and West Virginia.  The Company’s homes are marketed and sold under the trade names K. Hovnanian Homes, Matzel & Mumford, Forecast Homes, Parkside Homes, Brighton Homes, Parkwood Builders, Windward Homes, Cambridge Homes, Town & Country Homes, Oster Homes, First Home Builders of Florida and CraftBuilt Homes.  As the developer of K. Hovnanian’s Four Seasons communities, the Company is also one of the nation’s largest builders of active adult homes.

Note: All statements in this Press Release that are not historical facts should be considered as “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.  Such risks, uncertainties and other factors include, but are not limited to, (1) changes in general and local economic and business conditions, (2) adverse weather conditions and natural disasters, (3) changes in market conditions, (4) changes in home prices and sales activity in the markets where the Company builds homes, (5) government regulation, including regulations concerning development of land, the home building, sales and customer financing processes and the environment, (6) fluctuations in interest rates and the availability of mortgage financing, (7) shortages in, and price fluctuations of, raw materials and labor, (8) the availability and cost of suitable land and improved lots, (9) levels of competition, (10) availability of financing to the Company, (11) utility shortages and outages or rate fluctuations, (12) geopolitical risks, terrorist acts and other acts of war and (13) other factors described in detail in the Company’s Form 10-K for the year ended October 31, 2005.

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